Exhibit 10.11

[FORM OF AMENDMENT NO. 005 TO iDEN INFRASTRUCTURE EQUIPMENT SUPPLY AGREEMENT]

AMENDMENT NO. 005

TO

iDEN INFRASTRUCTURE EQUIPMENT SUPPLY AGREEMENT

BETWEEN

NII HOLDING, INC. (f.k.a. NEXTEL INTERNATIONAL, INC.)

AND

MOTOROLA, INC.

This Amendment No. 005, dated as of the 15 day of December, 2004, is between on the one hand, Motorola, Inc., a Delaware corporation, by and through its Global Telecom Solutions Sector, with offices at 1421 West Shure Drive, Arlington Heights, Illinois, 60004 (“Motorola”), and, on the other, _______________________, a company with offices at _________________________ and NII Holdings, Inc. (formerly known as Nextel International, Inc.), a Delaware corporation, with offices located at 10700 Parkridge Boulevard, Suite 600, Reston, VA 20191 (collectively, “NII”; NII and Motorola to be collectively referred to as the “Parties”), and amends the iDEN Infrastructure Equipment Supply Agreement (“Agreement”) dated as of June 30, 2000, as heretofore amended, modified, supplemented, or otherwise revised. Capitalized terms used herein but not otherwise defined herein shall have the same meanings given to such terms in the Agreement.

WHEREAS, the Agreement, as amended, is set to expire by its terms on December 31, 2004;

WHEREAS, Motorola and NII wish to extend the Agreement to allow sufficient time to negotiate and execute a New Agreement, and it is their intention to execute the New Agreement as soon as practically possible, pending execution of a new equipment supply agreement between Motorola and Nextel Communications, Inc. (“NCI Contract”);

WHEREAS, substantially all of the terms and conditions of the Agreement shall continue during the interim period prior to the Parties entering into the New Agreement, except for certain modifications that have been discussed between the Parties as more fully set forth below; and

WHEREAS, Section 34 of the Agreement requires that all modifications thereto be in writing and executed by authorized representatives of both Parties.

NOW, THEREFORE, in consideration of the promises and mutual obligations contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Motorola and NII agree as follows:

1.	Modifications to Agreement

Motorola and NII hereby agree as follows:

(a)	Section 28, Term, is hereby replaced in its entirety by the following:

The term of this Agreement shall be from June 30, 2000 until March 31, 2005 unless an

Exhibit provides otherwise. If the Parties have not entered into a new iDEN Infrastructure Equipment Supply Agreement (the “New Supply Agreement”) on or before March 31, 2005, the Agreement shall automatically be extended for up to three additional three-month periods, through no later than December 31, 2005.”

(b)	A new paragraph shall be added at the end of Section 6.3, as follows:

“Notwithstanding the above, for purchases made hereunder after December 31, 2003 and prior to the Parties entering into the new Supply Agreement, pricing shall continue on the same basis as calculated under the Agreement. When a New Supply Agreement is entered into, the Parties agree to retroactively adjust prices, effective to the same date the new pricing applies to Nextel Communications, Inc. (“Nextel”), provided that a New Supply Agreement is executed within 120 days of the date an agreement is executed with Nextel. The Parties may mutually agree to extend such 120 day period up to an additional 60 days, in the event the Parties are working in good faith to complete the new Supply Agreement. Motorola shall credit or invoice Customer the difference between any amounts paid or owing for such period and the amounts that would have been due, based upon the new pricing. In the event that a New Supply Agreement is not entered into within 120 days (or the extended period, if mutually agreed as described above) of the date an agreement is executed with Nextel, Motorola agrees to retroactively adjust prices, but only for the calendar quarter in which the New Supply Agreement is executed. During the extension period, any pricing commitments throughout the Agreement shall be determined and adjusted in the same manner as set forth above.”

(c)	The IPL Pricing under Section 6.1.4, will be set at $33.44 per subscriber, in lieu of being determined in accordance with Exhibit N.

2.	Clarification Regarding Terms Applicable During The Extension

All terms and conditions set forth in the Agreement shall continue through the extended term provided hereunder. For the avoidance of doubt:

(a)	Infrastructure Rebate Program. The Infrastructure rebate program, pursuant to Section 6.8, applied only through the end of calendar year 2003. Such program is not extended hereby, and shall not be applicable during the extension period.

(b)	SMP Prices. The 2004 SMP price per market, which was based on the 2003 year-end subscriber count times $8.95 per sub, carries over from December 31, 2004 through the extended term set forth in Section 1(a) hereof as the new base price. The base price will be as follows for ______: $ ________. In addition to the base price, NII will pay an incremental charge for subscribers added to the network between December 31, 2003 and December 31, 2004 at a rate not to exceed $7.16 per subscriber.

(c)	Other Pricing. All other pricing shall be in accordance with the Motorola iDEN Infrastructure Price Book currently in effect, as updated from time to time by Motorola.

3.	New Supply Agreement

(a)	Good Faith. Motorola and NII agree to negotiate in good faith and to make all reasonable efforts to finalize and execute the New Supply Agreement as soon as practicable following Motorola entering into a new NCI Contract.

(b)	Entire Agreement. The New Supply Agreement, when executed, shall supersede in its entirety the Agreement as amended by this Amendment.

(c)	Pricing Generally. The Parties intend that the New Supply Agreement will include pricing substantially similar to the pricing agreed to in the new NCI Contract, where applicable based upon circumstances, terms and conditions. For example, certain arrangements in the new NCI Contract relating to the manner of funding the development of new features and products, etc., may not be applicable to NII.

4.	Ratification

Except as specifically stated in this Amendment, the Agreement is, in all other respects, ratified, confirmed and continues in full force and effect.

5.	Authority

Each party hereto represents and warrants that: (i) it has obtained all necessary and requisite approvals, consents and authorizations of third parties and governmental authorities to enter into this Amendment and to perform and carry out its obligations hereunder; (ii) the persons executing this Amendment on behalf of each party have express authority to do so, and, in so doing, to bind the party thereto; (iii) the execution, delivery, and performance of this Amendment does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the party; and, (iv) the execution, delivery and performance of this Amendment has been duly authorized by all necessary partnership or corporate action and this Amendment is a valid and binding obligation of such party, enforceable in accordance with its terms.

[signature page follows]

     IN WITNESS WHEREOF, Motorola and NII have entered into this Amendment as of the Effective Date first written above.

MOTOROLA, INC. Global Telecom Solutions Sector	NII HOLDINGS, INC

By:	By:

Name:	Name:

Title:	Title:

_______________________________

By:

Name:

Title:

4